Exhibit 16-1

September 14, 2010

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs/Mesdames:

Re:           Lucky Boy Silver Corp. (the “Company”)

We have read the statements of the Company pertaining to our Firm included under Item 4.01 of Form 8-K dated April 15, 2010 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Gruber & Company, LLC
Lake Saint Louis, Missouri